EXHIBIT 5.1

December 5, 2005

Heidrick & Struggles International, Inc.

233 South Wacker Drive, Suite 4200

Chicago, Illinois 60606-6303

Re:	Heidrick & Struggles International, Inc. U.S. Employees Deferred Compensation Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

Baker & McKenzie LLP is advising Heidrick & Struggles International, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, relating to the registration of non-qualified deferred compensation obligations (the “Obligations”) of the Company to be offered under the Company’s U.S. Employees Deferred Compensation Plan (the “Plan”).

As outside counsel, Baker & McKenzie LLP has participated in the preparation of the Registration Statement and has reviewed the corporate proceedings in connection with the adoption and amendment of the Plan. Baker & McKenzie LLP has also examined and relied upon originals or copies, certified or otherwise authenticated to its satisfaction, of all such public officials and of representatives of the Company, and has made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Obligations have been duly authorized by the Company for issuance and, when the Obligations are issued by the Company pursuant to and in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws), and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Baker & McKenzie LLP

/s/ Baker & McKenzie LLP
Baker & McKenzie LLP